                                                                     Exhibit 4.9

                                 LOAN AGREEMENT

                                    among the

                        CONNECTICUT DEVELOPMENT AUTHORITY

                     THE CRYSTAL WATER COMPANY OF DANIELSON

                                       and

                       CRYSTAL WATER UTILITIES CORPORATION

                           Dated as of April 19, 1990

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----

Parties                                                                           1

Background                                                                        2

SECTION 1 - DEFINITIONS AND INTERPRETATION

         1.1    -   Definitions                                                   3
         1.2    -   Interpretation                                                5

SECTION 2 - THE LOAN

         2.1    -   Loan                                                          7
         2.2    -   The Closing                                                   7
         2.3    -   Term                                                          7
         2.4    -   Interest and Payments                                         7
         2.5    -   Late Charges                                                  7
         2.6    -   Note                                                          8
         2.7    -   Security                                                      8
         2.8    -   Guaranty                                                      8
         2.9    -   Prepayment                                                    8
         2.10   -   Interest After Judgement                                      8
         2.11   -   Application of Payments                                       8
         2.12   -   Failure to Meet Conditions                                    9

SECTION 3    - CONDITIONS OF CLOSING

         3.1    -   Warranties and Representations True; No Prohibited Action    10
         3.2    -   Compliance with This Agreement                               10
         3.3    -   Officers' Certificates                                       10
         3.4    -   Execution and Delivery of Financing Documents                10
         3.5    -   Perfection and Priority of Mortgage, Guaranty Mortgage
                           and Stock Pledge                                      10
         3.6    -   Opinion of Counsel                                           11
         3.7    -   Certification of Costs                                       11
         3.8    -   Department of Health Services Certification                  12
         3.9    -   Completion of Project                                        12
         3.10   -   DPUC Approvals                                               12
         3.11   -   Site Plan and Zoning Compliance                              12
         3.12   -   Insurance                                                    12
         3.13   -   Good Standing Certificates; Tax Clearances                   13
         3.14   -   Affirmative Action Plan                                      13

         3.15   -   Commitment Fee                                               13
         3.16   -   Compliance with Loan Authorization                           13
         3.17   -   Proceedings Satisfactory                                     14

SECTION 4 - WARRANTIES AND REPRESENTATIONS OF THE
            COMPANY AND GUARANTOR

         4.1    -   Corporate Existence and Authority                            15
         4.2    -   Enforceability of Financing Documents; No
                           Prohibition or Consent                                15
         4.3    -   DPUC Approvals                                               16
         4.4    -   Eligibility of the Company                                   16
         4.5    -   Use of Proceeds                                              17
         4.6    -   Real Estate                                                  17
         4.7    -   Transmission Rights                                          17
         4.8    -   Property                                                     17
         4.9    -   Perfection and Priority of Mortgage                          17
         4.10   -   Compliance with Laws                                         18
         4.11   -   No Litigation                                                18
         4.12   -   Burdensome Contracts                                         18
         4.13   -   Taxes                                                        18
         4.14   -   Financial Statements; No Adverse Change                      18

SECTION 5 - COVENANTS OF THE COMPANY AND THE GUARANTOR

         5.1    -   Payment of Loan                                              19
         5.2    -   Expenses and Additional Indebtedness                         19
         5.3    -   Indemnification                                              20
         5.4    -   Corporate Existence and Authority                            20
         5.5    -   DPUC and Department of Health Services Compliance            20
         5.6    -   Taxes                                                        20
         5.7    -   Maintenance of Property and Insurance                        21
         5.8    -   Liens                                                        21
         5.9    -   Compliance with Laws                                         21
         5.10   -   Financial Statements                                         22
         5.11   -   Protection of Mortgage and the Guaranty Mortgage             23
         5.12   -   Default Notification                                         23

SECTION 6 - DEFAULT AND REMEDIES

         6.1    -   Events of Default                                            24
         6.2    -   Remedies upon Event of Default                               25
         6.3    -   Reinstatement                                                26
         6.4    -   Marshalling                                                  26
         6.5    -   Partial Release                                              26
         6.6    -   No Waiver                                                    26
         6.7    -   Remedies Cumulative                                          27
         6.8    -   Waiver of Rights                                             27

SECTION 7 - MISCELLANEOUS

         7.1    -   Governing Laws                                               28
         7.2    -   Notices                                                      28
         7.3    -   Amendment and Waiver                                         28
         7.4    -   Duplicate Originals                                          29
         7.5    -   Severability                                                 29
         7.6    -   Binding Effect                                               29
         7.7    -   Term of this Agreement                                       29

                                 LOAN AGREEMENT

       THIS LOAN AGREEMENT is made and dated as of April 19, 1990 among the CONNECTICUT DEVELOPMENT AUTHORITY, with its principal office at 217 Washington Street, Hartford, Connecticut, 06106 (the "Authority"), THE CRYSTAL WATER COMPANY OF DANIELSON (the "Company") and CRYSTAL WATER UTILITIES CORPORATION (the "Guarantor"), both with their principal office at 321 Main Street, Danielson, Connecticut 06239.

                                   BACKGROUND

         A. Pursuant to Title 32, Chapter 579, of the Connecticut General Statutes, as amended (the "Act"), the Bond Commission of the State of Connecticut has been granted the power, from time to time, to authorize the issuance of bonds of the State of Connecticut to provide funds for low-interest loans to investor-owned water companies which supply water to at least twenty-five but fewer than ten thousand customers for the planning, design, modification or construction of drinking water facilities of such companies made necessary by the requirements of the Safe Drinking Water Act of 1974 (the "Safe Drinking Water Act"), or by an order of the Department of Health Services of the State of Connecticut deeming the water supplied by such companies to be inadequate, which facilities include, but need not be limited to, collection facilities, treatment facilities, wells, tanks, mains, pumps, transmission facilities and any other machinery and equipment necessary to meet the requirements of the Safe Drinking Water Act.

         B. The Act provides that each loan made pursuant thereto shall be authorized by the Authority or, if the Authority so determines, by a committee of the Authority, one of whose members may be its Executive Director.

         C. On May 4, 1988, the Company first applied to the Authority for a loan under the Act to finance certain improvements to its drinking water facilities made necessary by the requirements of the Safe Drinking Water Act or an order of the Department of Health Services of the State of Connecticut.

         D. By a Loan Authorization dated March 7, 1989 (the "Loan Authorization") the Authority authorized a loan to the Company in an amount not to exceed $587,000 on the terms and conditions therein set forth.

         E. The Loan Authorization requires that the Guarantor guarantee the loan.

         F. The Authority, in reliance on the representations and warranties of the Company and the Guarantor in the loan application and herein, is willing to make the loan to the Company authorized in the Loan Authorization, all on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                    SECTION 1

                         DEFINITIONS AND INTERPRETATION

1.1      Definitions

         For purposes of this Agreement, the following words and terms shall have the respective meanings set forth below or in the Section of this Agreement referenced below:

         "Act" is defined in the recitals of this Agreement.

         "Agreement" means this Loan Agreement and any amendments or supplements thereto.

         "Authority" is defined in the recitals to this Agreement.

         "Closing" is defined in Section 2.2.

         "Closing Date" is defined in Section 2.2.

         "Company" is defined in the first paragraph of this Agreement.

         "Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Department of Health Services" means the Department of Health Services of the State of Connecticut.

         "DPUC" means the Department of Public Utility Control of the State of Connecticut.

         "Equipment" means tangible Property which is not Real Estate.

         "Event of Default" is defined in Section 6.1.

         "Financing Documents" means this Agreement, the Note, the Mortgage, the Guaranty, the Guaranty Mortgage, the Stock Pledge, and all other documents or agreements executed and/or delivered in connection with the Loan.

         "General Statutes" means the General Statutes of Connecticut, revision of 1958, as amended.

         "Guarantor" is defined in the first paragraph of this Agreement.

         "Guaranty" is defined in Section 2.8.

         "Guaranty Mortgage" is defined in Section 2.8.

         "Indebtedness" means the Note, any amounts due from the Company and the Guarantor to the Authority under Sections 2.5, 5.2 and 5.3, and all other indebtedness, obligations and liabilities of the Company and the Guarantor to the Authority, whether arising under the Note, this Agreement, any of the other Financing Documents, or otherwise.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, the Company and the Guarantor each shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall constitute a Lien.

         "Loan" means the loan in the original principal amount of $587,000 made by the Authority to the Company pursuant to this Agreement.

         "Loan Application" means the initial loan application of the Company to the Authority dated May 4, 1988 together with all amendments, supplements and modifications thereto thereafter submitted by the Company to the Authority, and including all correspondence, exhibits, schedules, financial statements, cost estimates and other documents furnished by or on behalf of the Company or the Guarantor with respect thereto.

         "Loan Authorization" means the Loan Authorization from the Authority to the Company dated March 7, 1989 and any amendments or supplements thereto.

         "Mortgage" is defined in Section 2.7.

         "Note" is defined in Section 2.6.

         "Person" means an individual, partnership, corporation, trust, unincorporated organization, government, government agency or governmental subdivision.

         "Project" means the improvements to the Company's drinking water facilities more particularly described in Exhibit A to this Agreement.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible, and whether now owned or hereafter acquired, and includes, without limitation, the Project, Real Estate, Equipment, and Transmission Rights.

         "Real Estate" means realty and other interests in real property, including buildings and improvements thereon and fixtures related thereto, whether owned, leased or subject to other right of use or occupancy, but does not otherwise include Transmission Rights.

         "Safe Drinking Water Act" means the Federal Safe Drinking Water Act of 1974, 42 U.S.C. Sections 300f et seq.

         "Stock Pledge" is defined in Section 2.8.

         "Transmission Rights" means easements, rights-of-way, and other rights or interests in or through Real Estate of others for purposes of laying and maintaining water mains, pipes, pumping stations or other water transmission facilities, whether arising by contract or otherwise and whether recorded or unrecorded.

1.2      Interpretation

         (a) References to a "Section" or "Sections" herein refer to this Agreement unless otherwise stated.

         (b) Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

         (c) Any headings preceding the texts of the several Sections of this Agreement, and any table of contents or list of exhibits appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         (d) All approvals, consents and acceptances required to be given or made by any party hereunder shall be at the sole discretion of the party whose approval, consent, or acceptance is required.

         (e) All notices to be given hereunder shall be given in writing within a reasonable time unless otherwise specifically provided.

         (f) If a reference to a provision of the General Statutes appears in a
Section intended to have effect after the date of this Agreement, such reference shall be deemed to include successor statutes of similar import.

         (g) Where any provision of this Agreement refers to action to be taken by any Person, or which any Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         (h) Each Exhibit referred to in this Agreement shall be considered a part of this Agreement as if fully set forth herein.

                                    SECTION 2

                                    THE LOAN

2.1      Loan

         The Authority agrees to lend to the Company, and the Company agrees to borrow from the Authority on the Closing Date, in accordance with and subject to the terms and conditions of this Agreement, the sum of Five Hundred Eighty-Seven Thousand Dollars ($587,000).

2.2      The Closing

         The closing (the "Closing") of the Loan shall be conducted by the Authority's special counsel, Shipman & Goodwin. The Closing shall be held on such date as shall be mutually agreed to by the Company and the Authority (the "Closing Date"), at 10 a.m. local time at the offices of Shipman & Goodwin, 799 Main Street, Hartford, Connecticut, or such other place as the parties hereto shall mutually agree. At the Closing the Company will deliver to the Authority the Note, dated the Closing Date, in the stated principal amount of $587,000, against payment by the Authority to the Company of such amount.

2.3      Term

         The Loan will mature and be finally due and payable on July 1, 2020.

2.4      Interest and Payments

         The Loan will bear interest on the unpaid principal balance thereof from (and including) the Closing Date at an annual rate of seven and eighty-two hundredths percent (7.82%). Interest on the unpaid principal balance from (and including) the Closing Date through June 30, 1990 shall be paid at the Closing. Thereafter, the Loan shall be repaid over a term of 30 years in equal quarterly payments of principal and interest, beginning October 1, 1990, all as more fully set forth in the Note.

2.5      Late Charges

         The Authority may assess a late charge not to exceed an amount equal to five percent (5%) of any scheduled quarterly payment of principal and interest on the Note which is not paid within ten (10) days of the day on which such payment is due in order to cover the extra expenses involved in handling such delinquent payment.

2.6      Note

         The Loan will be evidenced by the Company's 7.82% Secured Promissory Note due July 1, 2020 (the "Note") substantially in the form set forth as Exhibit B to this Agreement.

2.7      Security

                  The Loan will be Secured by a first security interest in all of the Company's Property under a Mortgage and Security Agreement (the "Mortgage") substantially in the form set forth in Exhibit C to this Agreement.

2.8      Guaranty

                  The Loan will be guaranteed by agreement of the Guarantor (the "Guaranty"), substantially in the form set forth in Exhibit D to this Agreement. The Guaranty will be secured by a Guaranty Mortgage and Security Agreement (the "Guaranty Mortgage") and a Stock Pledge Agreement (the "Stock Pledge"), from the Guarantor, substantially in the forms set forth in Exhibits E and F to this Agreement, respectively.

2.9      Prepayment

         The principal balance of the Loan may be prepaid in whole or in part without premium or penalty as of the due date of any scheduled quarterly payment of principal and interest. The Authority may require that any partial prepayment be in the amount of $10,000 or a multiple thereof.

2.10     Interest After Judgment

                  If the Authority should obtain a judgment against the Company with respect to the Indebtedness, interest shall accrue on such judgment at the interest rate provided for in the Note or as provided by statute, whichever is greater at the time.

2.11     Application of Payments

           (a)       So long as no Default has occurred and is continuing:

                     i) regularly scheduled quarterly payments on the Note shall be applied first to accrued interest and then to principal as set forth in the Note;

                     ii) partial prepayments of principal on the Note, including the proceeds of insurance on the Company's Property paid to and retained by the Authority, shall be applied to the then outstanding principal balance on the Note, but will not delay the due date or change the amount of any scheduled quarterly payment required under the Note, except to the extent that the Authority agrees to such delay or change in writing; and

                     iii) amounts paid to the Authority pursuant to Sections 5.2 or 5.3 or late charges assessed under Section 2.5 shall be applied consistent with the invoice, statement or demand made for such payment.

          (b) While a Default exists, all payments and other amounts received by the Authority with respect to the Indebtedness, whether regular payment, prepayment or otherwise, including the proceeds of the sale or other disposition of any of the Company's or the Guarantor's Property, or of insurance with respect thereto, paid to and retained by the Authority, may be applied by the Authority to pay the Indebtedness in such manner, order and amount as the Authority in its sole discretion may determine, notwithstanding any characterization thereof by the Company or the Guarantor or any entry with respect thereto on the books and records of the Company or the Guarantor.

2.12     Failure to Meet Conditions

                  If at the Closing the Company fails to deliver the Note to the Authority, or if any of the conditions specified in Section 3 have not been fulfilled, the Authority may thereupon elect to be relieved of all further obligations under this Agreement.

                                    SECTION 3

                              CONDITIONS OF CLOSING

                  The Authority's obligation to make the Loan at the Closing on the Closing Date is subject to the following conditions precedent:

3.1      Warranties and Representations True; No Prohibited Action

                  (a) The warranties and representations of the Company and the Guarantor contained in Section 4 shall be true in all respects on the Closing Date with the same effect as though made on and as of that date.

                  (b) The Company and the Guarantor shall not have taken any action or permitted any condition to exist which would have been prohibited by Sections 5.4 to 5.9, inclusive, had such Sections been binding and effective at all times during the period from the date of the Company's Loan Application to and including the Closing Date.

3.2      Compliance with this Agreement

                  The Company and the Guarantor shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with before or at the Closing.

3.3       Officers' Certificates

                  The Authority shall have received certificates dated the Closing Date and signed, respectively, by the Secretary of the Company and the Secretary of the Guarantor, substantially in the forms of Exhibits G and H, to this Agreement, respectively, with respect to certain corporate matters.

3.4      Execution and Delivery of Financing Documents

                  The Company and the Guarantor each shall have duly executed and delivered to the Authority the Financing Documents to which they are a party.

3.5      Perfection and Priority of Mortgage, Guaranty Mortgage and Stock Pledge

                  (a) On or before the Closing Date, the Company shall cause an original counterpart of the Mortgage to be filed with the town clerks of all towns in which the Company owns Real Estate and the Guarantor shall cause an original counterpart of the Guaranty Mortgage to be filed with the town clerks of all towns in which the Guarantor owns Real Estate.

         (b) The Company shall furnish to the Authority at the Closing, at the company's expense, a policy of title insurance, in a form and issued by a title insurance company acceptable to the Authority, insuring that the Mortgage is a valid lien with respect to the Company's Real Estate, subject to no Lien except as may be approved by the Authority. The Guarantor shall furnish to the Authority at the Closing, at the Guarantor's expense, a policy of title insurance in a form and issued by a title insurance Company acceptable to the Authority, insuring that the Guaranty Mortgage is a valid lien with respect to the Guarantor's Real Estate, subject to no lien except as may be approved by the Authority.

                  (c) The Company and the Guarantor shall each furnish to the Authority a current search on Form UCC-11 of the records of the Uniform Commercial Code Division of the office of the Secretary of the State of Connecticut showing no Liens on the Company's Property and Guarantor's Property, respectively, except as may be approved by the Authority.

                  (d) The Guarantor shall deliver to the Authority, pursuant to the Stock Pledge, any shares of stock of the Borrower held by the Guarantor.

                  (e) The Authority agrees that the Mortgage shall be subject to two prior mortgages to the State of Connecticut and the Guaranty Mortgage shall be subject to a prior mortgage to The Brooklyn Savings Bank. The priority of the Mortgage, Guaranty Mortgage and Stock Pledge with respect to certain liens granted to The Citizens National Bank ("Citizens Bank") to secure the Citizens Bank Loan (as hereafter defined) shall be determined pursuant to a Subordination and Intercreditor Agreement between the Authority and Citizens Bank of even date herewith.

                  (f) The Company and the Guarantor, each shall execute and deliver to the Authority at the Closing such other financing statements, certificates and other documents as the Authority may reasonably request in order to give effect to and perfect its security interest under the Mortgage and the Guaranty Mortgage.

3.6      Opinion of Counsel

                  The Authority shall have received from counsel to the Company and the Guarantor a closing opinion dated the Closing Date and in a form prescribed by the Authority.

3.7      Certification of Costs

                  The Authority shall have received a certificate dated the Closing Date and signed by the President of the Company as to the actual cost of the Project, substantially in the form prescribed by the Authority, together with copies of appropriate bills of sale, construction contracts, invoices, receipts and other evidence of such costs if the Authority so requests, and an opinion of the Company's independent public accountant with respect thereto substantially in the form prescribed by the Authority.

3.8      Department of Health Services Certification

                  The Authority shall have received a certification from the Department of Health Services, substantially in the form prescribed by the Authority, with respect to the completion of the Project and its compliance with the Safe Drinking Water Act, and certain other matters.

3.9      Completion of Project

                  The Authority shall be satisfied that the Project has been completed substantially in accordance with the Loan Application and the Loan Authorization.

3.10     DPUC Approvals

                  The Company shall have obtained favorable final decisions from the DPUC with respect to the Company's application to the DPUC to undertake the Loan and concurrent financing in the amount of $1,250,000.00 (the "Citizens Bank Loan"), and the Company's application to the DPUC to amend its rates. Each such final decision shall be satisfactory in form and substance to the Authority and shall include no burdensome conditions or restrictions. A certified copy of each such final decision shall be furnished by the Company to the Authority at the Closing. The Company shall also have furnished to the Authority certification from the DPUC that the costs of the Project are reasonable.

3.11     Site Plan and Zoning Compliance

                  If required by the Authority, the Company shall have furnished the Authority with a site plan locating the Project in place, together with a certificate from the zoning enforcement officer of the town in which the Project is located to the effect that the Project is in compliance with the state building code and all local land use regulations, including those relating to zoning, subdivisions and inland wetlands.

3.12     Insurance

                  The Company and the Guarantor each shall have furnished the Authority with a lender's certificate of insurance and copies of the policies of insurance referred to therein, establishing to the satisfaction of the Authority that the Company and the Guarantor each has obtained property and liability insurance in such amounts and with such coverages as is customary and reasonable for similarly situated, investor-owned water companies from such insurers as shall be reasonably satisfactory to the Authority. The Authority shall be named under standard, non-contributory mortgagee and loss payee clauses with respect to the Company's Property and the Guarantor's Property.

3.13     Good Standing Certificates; Tax Clearances

         The Company shall furnish the Authority with:

         (a) reasonably current long-form certificates of the Secretary of the State of Connecticut with respect to the corporate existence and good standing of the Company and the Guarantor;

         (b) a reasonably current certificate of the DPUC to the effect that the Company is a public service company subject to DPUC jurisdiction and has filed all required annual reports and is in good standing with the DPUC;

         (c) a letter from the tax collector of each town in which Property of the Company and the Guarantor is located confirming that the Company and the Guarantor are current in the payment of all municipal real and personal property taxes assessed against them there; and

         (d) a letter from the Department of Revenue Services of the State of Connecticut confirming that the Company and the Guarantor has filed all corporation business tax returns and gross earnings tax returns required to the date thereof and has paid the taxes shown as due thereon.

3.14     Affirmative Action Plan

         The Company shall have filed with the Authority and the Authority shall have approved an appropriate Affirmative Action Plan for the Company.

3.15     Commitment Fee

         Any balance owing with respect to the commitment fee due to the Authority from the company pursuant to the terms of the Loan Authorization shall have been paid.

3.16     Compliance with Loan Authorization

         Except to the extent expressly modified by this Agreement, the Company and the Guarantor each shall have performed and complied with all agreements and conditions contained in the Loan Authorization which are required to be performed or complied with before or at the Closing.

3.17     Proceedings Satisfactory

         All proceedings taken in connection with the transactions contemplated by this Agreement and all documents relating to the transactions contemplated by this Agreement shall be satisfactory to the Authority and its special counsel. The Authority shall have received such additional documents not inconsistent with the terms of this Agreement as the Authority or its special counsel may reasonably request.

                                    SECTION 4

                         WARRANTIES AND REPRESENTATIONS

                          OF THE COMPANY AND GUARANTOR


The Company and Guarantor each hereby represents and warrants as follows:

4.1      Corporate Existence and Authority

         (a) The Company and the Guarantor each is a validly organized and existing corporation in good standing under the laws of the State of Connecticut and is not in violation of any provisions of its, charter, certificate of incorporation or bylaws.

         (b) The execution, delivery and performance of the Financing Documents are within the corporate powers of the Company and the Guarantor, have been duly authorized and approved by the boards of directors of the Company and the Guarantor, and require no stockholder approval or other corporate authorization.

         (c) The Company is a "public service company" and a "water company" within the meaning of Section 16-1 of the General Statutes, subject to the jurisdiction of the DPUC. The Company is current in filing all required reports and financial statements and is in good standing with the DPUC.

         (d) The Company is legally authorized to own and operate its properties, to lay and maintain its mains and to supply water for public and domestic use in the town(s) of Killingly, Brooklyn, Thompson and Plainfield, and the Company is the sole company supplying water for such use in said town(s).

         (e) The Company has valid and sufficient franchises to engage in the taking, collection, distribution and sale of water in the area served by it, the right to install and maintain pipes and conduits in public highways and grounds, and the power of eminent domain, which franchises, right and power are free from burdensome restrictions and unlimited as to time.

4.2      Enforceability of Financing Documents; No Prohibition or Consent

         (a) The Financing Documents constitute valid and legally binding agreements of the Company and the Guarantor, enforceable in accordance with their respective terms.

         (b) Neither the execution and delivery of the Financing Documents, the consummation of the transactions contemplated thereby, nor the fulfillment by the Company and the Guarantor of or compliance by the Company and the Guarantor with the terms and conditions thereof is in contravention of the Company's or the Guarantor's certificate of incorporation, charter or bylaws or any applicable law, regulation, order or judgment, or is prevented or limited by or conflicts with or will result in a breach of or default under the terms, conditions or provisions of any contractual or other restriction on the Company or the Guarantor, evidence of its indebtedness or agreement or instrument of whatever nature to which the Company or the Guarantor is a party or by which it or any of its Property is bound. No event has occurred and no condition exists which, upon the execution and delivery of any of the Financing Documents, would constitute a Default.

         (c) There is no action or proceeding pending or, to the knowledge of the Company or the Guarantor, threatened against or affecting the Company or the Guarantor before any court, administrative agency or arbitration board that would materially and adversely affect the ability of the Company or the Guarantor to perform its obligations under the Financing Documents. All authorizations, approvals and consents of governmental bodies or agencies required in connection with the execution, delivery and performance of the Financing Documents have been obtained, and no authorization, approval or consent of any other Person is required therefor.

4.3       DPUC Approvals

         (a) The DPUC, by final decision dated November 20, 1989 approved an amended schedule of rates for the Company allowing the costs of the Project to be included in the Company's rate base and designed to produce increases in the Company's annual revenues of approximately $238,973.

         (b) The DPUC, by final decision dated November 20, 1989, approved the Loan, including the grant by the Company to the Authority of a security interest in its Property as contemplated by the Mortgage, and approved the Citizens Bank Loan.

4.4       Eligibility of the Company

         (a) The Company is a "water facility" as defined in Section 32-23x of the General Statutes. All of the outstanding capital stock of the Company is owned by the Guarantor.

         (b) The Company provides water service on a daily basis to at least twenty-five but fewer than ten thousand customers.

         (c) The Company is subject to the provisions of the Safe Drinking Water Act. The Project was necessary in order that the Company might comply with the provisions of the Safe Drinking Water Act and of an order of the Department of Health Services deeming the water supplied by the Company to be inadequate. The Project has been satisfactorily completed, and by virtue thereof the Company now is in compliance with the provisions of the Safe Drinking Water Act and such order.

4.5      Use of Proceeds

         All of the proceeds of the Loan will be used by the Company to pay the costs of planning, design, modification or construction of eligible drinking water facilities within the meaning of the Act.

4.6      Real Estate

         Except as set forth in Exhibit I to this Agreement, none of the Company's or the Guarantor's Real Estate is subject to any Lien which either (a) secures an obligation with respect to borrowed money or (b) is of a nature or character which materially impairs the value of the Real Estate or interferes with the use of the Real Estate in the Company's or the Guarantor's operations.

4.7      Transmission Rights

         The Company has Transmission Rights sufficient to permit it adequately to serve the town(s) of Killingly, Brooklyn, Thompson and Plainfield. The Company's Transmission Rights are free from burdensome restrictions and are unlimited as to time.

4.8      Property

         The Company and the Guarantor each owns all Property which it purports to own and which is used by it in the conduct of its business. None of its Property is subject to any Lien, except as set forth in Exhibit J to this Agreement.

4.9      Perfection and Priority of Mortgage

         The Mortgage has been duly recorded with the Town Clerk of the town(s) of Killingly, Brooklyn, Thompson and Plainfield, and the Guaranty Mortgage has been duly recorded with the Town Clerk of the town of Killingly. Financing Statements naming the Company as debtor and the Authority as secured party, and describing the Company's Property as collateral, have been filed with the office of the Secretary of the State of Connecticut and the Town Clerk of the towns of Killingly, Brooklyn, Thompson and Plainfield. Financing Statements naming the Guarantor as debtor and the Authority as secured party, and describing the Guarantor's Property as collateral, have been filed with the Office of the Secretary of the State of Connecticut and the Town Clerk of the town of Killingly. No further action is necessary to perfect or make effective the security interest in the Property of the Company and the Guarantor intended to be created by the Mortgage and the Guaranty Mortgage, and the Mortgage and Guaranty Mortgage create valid and direct liens on all of the Property of the Company and the Guarantor, respectively, subject only to those Liens contemplated by this Agreement or described in an Exhibit attached hereto.

4.10     Compliance with Laws

         The Company and Guarantor each is in compliance with all applicable federal, state and local laws and regulations affecting it, its Property and its business, including those relating to land use, including zoning, subdivision and inland wetlands; health; occupational safety; and environmental quality.

4.11     No Litigation

         There is no action or proceeding pending or, to the knowledge of the Company or the Guarantor, threatened against or affecting the Company or the Guarantor before any court, administrative agency or arbitration board.

4.12     Burdensome Contracts

         Neither the Company nor the Guarantor is a party to any burdensome contract or agreement which could or might materially and adversely affect its business operations or financial condition.

4.13     Taxes

         All tax returns required to be filed by the Company and the Guarantor in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Company and the Guarantor, or upon any of their Property, income or franchises which are due and payable have been paid. Each of the Company and the Guarantor knows of no proposed additional tax assessment against it, and each has adequately provided or reserved on its books for taxes for all open years and for its current fiscal year.

4.14     Financial Statements; No Adverse Change

         (a) The financial statements of the Company and the Guarantor furnished to the Authority as part of the Loan Application or thereafter in connection with the Loan have been prepared in accordance with generally accepted accounting principles and present in a complete and fair manner the financial position of the Company and the Guarantor, respectively, and the results of their operations for the fiscal periods covered thereby.

         (b) Since the end of the last fiscal period for which financial statements have been furnished to the Authority, there has been no material and adverse change in the Company's and the Guarantor's business, Property or financial condition.

                                    SECTION 5

                   COVENANTS OF THE COMPANY AND THE GUARANTOR


         The Company and Guarantor each covenants that on and after the Closing Date, and for so long as any part of the Indebtedness shall remain outstanding:

5.1      Payment of Loan

         The Company will pay the Note according to its terms and the Company and Guarantor each will comply with each provision of this Agreement and each provision of the other Financing Documents binding upon it.

5.2      Expenses and Additional Indebtedness

         (a) The Company and the Guarantor (promptly, and in any event within thirty (30) days of receiving any invoice, statement or demand therefor) will pay all of the out-of-pocket expenses of the Authority, including the reasonable fees and disbursements of special counsel to the Authority, relating to:

                  i) this Agreement and the transactions contemplated hereby, including the Closing;

                  ii) perfecting, sustaining or defending the security interest of the Authority in the Company's and the Guarantor's Property;

                  iii) protecting, maintaining and preserving the Company's and the Guarantor's Property following an Event of Default, including the payment by the Authority as deemed necessary by it in its sole discretion of insurance premiums, taxes, expenses of maintenance and repair, and the fees and disbursements of custodians, receivers, appraisers, liquidators and others retained with respect to the Property; and

                  iv) collection of the Note and enforcement of the rights of the Authority under the Financing Documents following an Event of Default, including foreclosure of the Mortgage or the Guaranty Mortgage.

         (b) The Company and the Guarantor shall pay the reasonable fees and expenses of special counsel to the Authority in connection with the preparation of the Financing Documents whether or not the Loan is made.

         (c) Amounts due to the Authority under this Section 5.2 remaining unpaid thirty (30) days after the Company has received an invoice, statement or demand therefor shall bear interest at the rate provided for in the Note and shall be considered an addition to the principal balance on the Note, secured by and entitled to the benefit of the Mortgage.

5.3       Indemnification

         The Company and Guarantor each, jointly and severally, agrees to protect, defend and hold harmless the Authority and the members, officers and employees thereof from any claim, demand, suit, action or other proceeding whatsoever by any Person, arising or purportedly arising from or in connection with the Financing Documents, the transactions contemplated thereby or actions taken thereunder (except for any willful misconduct or gross negligence of any such indemnified party), or the construction, use or operation of the Project.

5.4      Corporate Existence and Authority

         (a) The Company will maintain its corporate existence in Connecticut and its status as a "public service company" and a "water company" within the meaning of Section 16-1 of the General Statutes and as a "water facility" within the meaning of the Act, and will preserve and keep in existence all of its rights and franchises. The Guarantor will maintain its corporate existence in Connecticut.

         (b) Without the prior written consent of the Authority, neither the Company nor the Guarantor will consolidate with, merge with or into or sell or transfer all or a significant part of their Property to any other Person, or issue any additional shares of their capital stock.

5.5      DPUC and Department of Health Services Compliance

         (a) The Company will file with the DPUC in a timely fashion all required reports and financial statements and will comply with all laws and regulations relating to its status as a public service company and all DPUC decisions, rulings, and orders applicable to the Company.

         (b) The Company will comply with all laws and regulations administered by the Department of Health Services and applicable to the Company, and all applicable orders of the Department of Health Services.

5.6      Taxes

         The Company and the Guarantor each will file in a timely fashion all tax returns required of it in any jurisdiction and will pay, before they become delinquent, all taxes, assessments, fees and other governmental charges upon it, or upon any of its Property, income or franchises; provided that such items need not be paid while being contested by it in good faith and by appropriate legal proceedings so long as adequate book reserves have been established with respect thereto and its title to, and its right to use, its Property is not materially and adversely affected thereby.

5.7      Maintenance of Property and Insurance

         (a) The Company and the Guarantor each will maintain its Property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, and the Company will maintain Transmission Rights sufficient adequately to provide water to its service area.

         (b) The Company and the Guarantor will maintain, with such insurers as shall be reasonably satisfactory to the Authority, casualty and liability insurance in such amounts and with such coverages as is customary and reasonable for similarly situated companies. Without limiting the foregoing, the Company shall maintain casualty insurance with respect to its Property in an aggregate amount not less than the outstanding principal balance of the Loan, and public liability insurance with an aggregate limit not less than $1,000,000.

5.8      Liens

         The Company and the Guarantor each will not agree to, cause, or permit any of its Property to be subject to any Lien, except:

         (a) Liens contemplated by this Agreement or described in an Exhibit attached hereto;

         (b) Liens securing taxes, assessments, fees or governmental charges, provided the payment thereof is not required by Section 5.6;

         (c) attachments, judgments and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

         (d) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting Real Estate, provided they neither (i) secure an obligation with respect to borrowed money, nor (ii) are of a nature or character which materially impairs the value of the Real Estate or interferes with the use of the Real Estate in the Company's or the Guarantor's operations.

5.9      Compliance with Laws

         The Company and the Guarantor each will comply with all applicable federal, state and local laws and regulations affecting it, its Property and its business, including those relating to land use, including zoning, subdivision and inland wetlands; health; occupational safety; and environmental quality.

5.10     Financial Statements

         (a) The Company and the Guarantor each will at all times keep accurate and complete records and books of account with respect to all of the its business activities, in accordance with sound accounting practices and generally accepted accounting principles, such records and accounts to be maintained at the address set forth on the first page of this Agreement.

         (b) The Company and Guarantor each shall furnish to the Authority (i) within 90 days after the end of each fiscal year, its balance sheet as of the end of such fiscal year, and the related statements of earnings and retained earnings and changes in financial position for the year then ended, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year in reasonable detail, including all supporting schedules and comments, all of which shall be prepared in accordance with generally accepted accounting principles consistently maintained, and certified by independent public accountants of recognized standing, satisfactory to the Authority; (ii) within 90 days after the end of each fiscal year, a statement from its independent public accountants indicating that, in the preparation of such statements, said accountants have obtained no knowledge of any default in any obligation to the Authority, or disclosing all defaults of which the accountants have obtained knowledge; (iii) such quarterly financial statements as the Authority may from time to time request; and (iv) such other financial information and statements relating to the Company or the Guarantor as the Authority reasonably may request.

         (c) The Authority, or any Person designated by it, shall have the right (to be exercised in a reasonable manner), from time to time, to call at the Company's and Guarantor's place or places of business during reasonable business hours, and, without hindrance or delay, to inspect, audit, check and make extracts from the books, records, journals, orders, receipts and any correspondence and other data relating to the Company's or the Guarantor's business or to any transactions between the parties hereto, and shall have the right to make such verification concerning the Company's and the Guarantor's Property as the Authority may consider reasonable under the circumstances, all at the Company's expense.

         (d) The Company shall deliver to the Authority copies of all financial statements, reports, rate requests, applications or other filings with the DPUC within 15 days of such filing and, within 15 days of receipt, copies of all DPUC rulings and orders with respect to the Company.

         (e) The Company and the Guarantor each shall deliver to the Authority copies of all reports or other communications to its shareholders within 15 days of the mailing thereof.

5.11     Protection of Mortgage and the Guaranty Mortgage

         The Company and the Guarantor each from time to time as the Authority may request will execute such additional financing statements, certificates and other documents as the Authority reasonably may require in order to continue in effect, perfect, preserve, and maintain the priority of the security interest intended to be afforded by the Mortgage and the Guaranty Mortgage.

5.12     Default Notification

         Upon becoming aware of the existence or occurrence of a Default under this Agreement, the Company or the Guarantor immediately shall provide to the Authority written notice identifying the Default and specifying the corrective action it is taking with respect thereto.

                                    SECTION 6

                              DEFAULT AND REMEDIES


6.1      Events of Default

         Each of the following is an Event of Default under this Agreement:

         (a) the failure of the Company to make payment of any installment of principal and/or interest due under the Note within ten (10) days of its due date;

         (b) the failure of the Company or the Guarantor to pay any amount due the Authority pursuant to Section 2.5, Section 5.2 or Section 5.3 or any other Indebtedness within the time prescribed by this Agreement, and if no time is prescribed, within thirty (30) days of demand therefor made by the Authority;

         (c) the failure of the Company or the Guarantor to keep in force any insurance required by this Agreement or any of the other Financing Documents;

         (d) the actual or threatened waste, removal or demolition of, or material alteration to any significant part of the Company's or the Guarantor's Property;

         (e) the inaccuracy in any material respect of any representation made by or on behalf of the Company or the Guarantor in the Loan Application, this Agreement Or any of the other Financing Documents;

         (f) the material breach by the Company or the Guarantor of any its warranties in Section 4 of this Agreement;

         (g) the failure, for thirty (30) days after notice thereof from the Authority, of the Company or the Guarantor to observe or perform any other covenant or agreement in this Agreement, including but not limited to Section 5, or in any of the other Financing Documents;

         (h) without the prior written consent of the Authority, a change in the stock ownership or control of the Company or the Guarantor;

         (i) any default or event of default under any note, mortgage, security agreement or other instrument evidencing, securing or guarantying the Citizens Bank Loan or any modification, supplement or refinancing thereof;

         (j) the failure, for thirty (30) days after notice thereof from the Authority, of the Company or the Guarantor to observe and perform any of its covenants or agreements under any other note, mortgage, security agreement or other instrument evidencing, securing or guaranteeing a debt of the Company or the Guarantor, other than the Loan

(including, without limitation, the Citizens Bank Loan) to any Person, or the acceleration after default in the payment of any indebtedness due thereunder;

         (k) the failure of the Company or the Guarantor generally to pay its debts as such debts become due;

         (1) the entry of a decree or order for relief by a court having jurisdiction in respect of the Company or the Guarantor in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or the Guarantor or for any substantial part of the its property, or the issuance of an order for the winding-up or liquidation of the affairs of the Company or the Guarantor and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or upon the commencement by the Company or the Guarantor of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by the Company or the Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or the Guarantor or for any substantial part of the property of the Company or the Guarantor or the making by the Company or the Guarantor of any assignment for the benefit of creditors, or the taking of corporate action by the Company or the Guarantor in furtherance of any of the foregoing;

         (m) the revocation under Section 16-10a of the General Statutes of all or any part of the Company's franchise to operate as a public service company;

         (n) without the prior written consent of the Authority, the filing by the Company with the DPUC pursuant to Section 16-43 or Section 16-46 of the General Statutes of any application to merge or consolidate, sell, lease, assign, mortgage or dispose of an essential part of its franchise or Property, or dissolve or terminate its corporate existence; and

         (o) an Event of Default under any other Financing Document.

6.2      Remedies upon Event of Default

         In addition to, and not in limitation of, any other term of this Agreement or any other right or remedy hereunder or in accordance with law, upon the occurrence of any Event of Default:

         (a) the whole of the principal sum and accrued interest on the Note, and all other Indebtedness, at the option of the Authority and without notice, demand or legal process of any kind, shall become immediately due and payable;

         (b) the Authority may proceed to enforce the performance or observance of any obligations, agreements, or covenants of the Company or the Guarantor in this Agreement or any of the other Financing Documents, to collect the amounts then due and thereafter to become due, and to foreclose the Mortgage or the Guaranty Mortgage, or the Stock Pledge, or otherwise enforce and realize upon its security interest in the Company's or the Guarantor's Property; and

         (c) in connection with any of the foregoing, the Authority may from time to time exercise any rights and remedies and take any action available to it at law or in equity, including the Uniform Commercial Code, in addition to and not in lieu of, any rights and remedies provided for in this Agreement or in any of the other Financing Documents.

6.3      Reinstatement

         In the event that any Event of Default is waived in writing by the Authority, then such Event of Default shall be annulled and the parties hereto shall be restored to their former rights hereunder, but no such waiver shall extend to any subsequent or other Event of Default or impair any other right of the Authority.

6.4      Marshalling

         The Authority shall not be compelled to release, or be prevented from foreclosing or enforcing the Mortgage upon all or any part of the Company's Property or the Guaranty Mortgage upon all or any part of the Guarantor's Property unless the entire Indebtedness shall be paid, and shall not be required to accept any part of the Company's or the Guarantor's Property, as distinguished from the whole, as payment of or upon the Indebtedness or to allow any apportionment of the Indebtedness to or among any separate parts of the Company's or the Guarantor's Property.

6.5      Partial Release

         The Authority, without notice, and without regard to the consideration, if any, paid therefor, and notwithstanding the existence at that time of any inferior liens thereon, may release any part of the Company's or Guarantor's Property from its security interests or any Person primarily or contingently liable for the Indebtedness, or may agree to extend the time for payment thereof, without in any way affecting the existence or priority of its security interest or the liability of any Person not expressly released.

6.6      No Waiver

         No delay or failure on the part of the Authority in the exercise of any right or remedy under this Agreement or any of the other Financing Documents shall operate as a waiver thereof, and no single or partial exercise by the Authority of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

6.7      Remedies Cumulative

         The rights and remedies provided in this Agreement and the other Financing Documents are cumulative and the Authority may recover judgment thereon, issue execution therefor, and resort to every other right or remedy available at law or in equity, without first exhausting and without impairing or affecting the security of or any right or remedy afforded by this Agreement or any of the other Financing Documents, and no enumerated or special rights or powers herein shall be construed to limit any grant of general rights or powers or take away or limit any rights of the Authority under applicable law.

6.8      Waiver of Rights

         THE COMPANY AND THE GUARANTOR EACH ACKNOWLEDGES THAT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT IS A COMMERCIAL TRANSACTION, AND VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT IT MAY HAVE TO NOTICE AND HEARING UNDER CHAPTER 903A OF THE GENERAL STATUTES OR AS OTHERWISE ALLOWED BY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY.

                                    SECTION 7

                                  MISCELLANEOUS


7.1      Governing Laws

         This Agreement and each of the other Financing Documents shall be governed and construed in accordance with the laws of the State of Connecticut.

7.2      Notices

         Notices and other communications under this Agreement or any of the other Financing Documents shall be deemed sufficiently given when personally delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

         (a)      if to the Authority:

                           Connecticut Development Authority
                           217 Washington Street
                           Hartford, CT 06106

                           Attention: Water Company Loans

                  or to such other address as the Authority shall have furnished in writing to the Company, or

         (b)      if to the Company or Guarantor at:

                           321 Main Street
                           P.O. Box 648
                           Danielson, CT 06239

                  or to such other address as the Company or the Guarantor shall have furnished in writing to the Authority.


7.3      Amendment and Waiver

         (a) This Agreement and any of the other Financing Documents may be amended, and the observance of any provision hereof or thereof may be waived, but only by an appropriate instrument in writing signed, in the case of an amendment, by all of the parties hereto, and in the case of a waiver, by the party against whom the waiver is to operate.

         (b) No such amendment or waiver shall extend to or affect any provision of this Agreement or any of the other Financing Documents, or any Default or Event of Default, not expressly amended or waived.

7.4      Duplicate Originals

         This Agreement and each of the other Financing Documents may be signed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.5      Severability

         If any provision of this Agreement or any of the other Financing Documents or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or such Financing Document, or the application of such provision to other Persons or circumstances, shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

7.6      Binding Effect

         This Agreement and each of the other Financing Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.7      Term of this Agreement

         This Agreement and the other Financing Documents shall continue in full force and effect as long as any Indebtedness remains outstanding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




ATTEST           [SEAL]                            THE CRYSTAL WATER COMPANY
                                                        OF DANIELSON

By: /s/  Randolph Kempain                          By: /s/  Roger Engle
   ----------------------                             -----------------
    Randolph Kempain                                    Roger Engle
    Its Secretary                                       Its President



ATTEST           [SEAL]                            CRYSTAL WATER UTILITIES
                                                        CORPORATION

By: /s/  Randolph Kempain                             By: /s/  Roger Engle
   ----------------------                                -----------------
    Randolph Kempain                                       Roger Engle
    Its Secretary                                          Its President


                                                  CONNECTICUT DEVELOPMENT
                                                  AUTHORITY

                                                  By: /s/  Brian Day
                                                     ---------------
                                                       Its Loan Officer